NUVERRA ANNOUNCES RIGHTS OFFERING RECORD DATE OF DECEMBER 10, 2018

SCOTTSDALE, AZ (November 29, 2018) - Nuverra Environmental Solutions, Inc. (NYSE American: NES) (the “Company”) announced today that it has established December 10, 2018 as the record date (the “Record Date”) for the Company’s previously announced rights offering, pursuant to which the Company plans to dividend to its holders of common stock as of the Record Date, on a pro rata basis, subscription rights to purchase shares of the Company’s common stock with an aggregate offering price of $32.5 million (the “Rights Offering”). As previously disclosed, the exercise price for shares of common stock issuable upon exercise of subscription rights in the Rights Offering will be $9.61 per share.

The Company has filed a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission relating to the Rights Offering. The Company expects the Registration Statement will be declared effective on or before the Record Date.

The Rights Offering, which will commence following the effectiveness of the Registration Statement, will only be made by means of a prospectus. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This announcement does not constitute an offer to sell or the solicitation of any offer to buy any securities, nor will there be any sale of securities in any state or other jurisdiction in which any such offer, solicitation or sale would be unlawful.

About Nuverra

Nuverra Environmental Solutions, Inc. is among the largest companies in the United States dedicated to providing comprehensive, full-cycle environmental solutions to customers in the energy market. Nuverra focuses on the delivery, collection, treatment, and disposal of restricted solids, water, wastewater, waste fluids, and hydrocarbons. The Company provides its suite of environmentally compliant and sustainable solutions to customers who demand strict environmental compliance and accountability from their service providers. Find additional information about Nuverra in documents filed with the U.S. Securities and Exchange Commission (“SEC”) at http://www.sec.gov.

Contacts
Nuverra Environmental Solutions, Inc.
Investor Relations
602-903-7802
ir@nuverra.com

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